   As filed with the Securities and Exchange Commission on November 7, 1995

                                                      Registration No. 33-63523
================================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                        ____________________________
                                PRE-EFFECTIVE
                                  AMENDMENT
                                  NUMBER ONE
                                      TO
                                   FORM S-3

                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                         ___________________________

                            IRT PROPERTY COMPANY
           (Exact name of registrant as specified in its charter)

              GEORGIA                                      58-1366611
   (State or Other Jurisdiction of                       (I.R.S. Employer
   Incorporation or Organization)                     Identification Number)

                        200 Galleria Parkway, Suite 1400
                               Atlanta, GA  30339
                                 (770) 955-4406
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 Lee A. Harris
                      Senior Vice President and Secretary
                        200 Galleria Parkway, Suite 1400
                               Atlanta, GA  30339
                                 (770) 955-4406
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                          ___________________________
                                   Copies To:

                              Frank M. Conner III
                                 Alston & Bird
                         601 Pennsylvania Avenue, N.W.
                           North Building, Suite 250
                          Washington, D.C. 20004-2601
                                 (202) 508-3300
                          ___________________________

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AS DETERMINED BY MARKET CONDITIONS AND OTHER FACTORS.

                          ___________________________

         If the only securities being registered on this Form are being offered pursuant to dividend or interest re-investment plans, please check the following box. ____

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest re-investment plans, check the following box.     X

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the
earlier effective Registration Statement for the same offering.   ______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. _____

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

                      ____________________________________

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

________________________________________________________________________________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                            SUBJECT TO COMPLETION

                            DATED NOVEMBER 7, 1995


PROSPECTUS
                             IRT PROPERTY COMPANY

                                 $200,000,000
                       DEBT SECURITIES AND COMMON STOCK
                          __________________________

         IRT Property Company (the "Company") may from time to time issue, in one or more series, its (i) unsecured senior or subordinated debt securities (the "Debt Securities") and (ii) shares of Common Stock, $1 par value ("Common Stock"), having an aggregate initial public offering price not to exceed $200,000,000 (or its equivalent in any other currency or composite currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities and Common Stock (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in a supplement or supplements to this Prospectus ("Prospectus Supplement").

         The Debt Securities will be direct unsecured obligations of the Company and may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities"). The Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Debt of the Company, as defined. See "Description of Debt Securities."

         The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the Holder, terms for sinking fund payments, terms for conversion into Common Stock, additional covenants and any initial public offering price; and (ii) in the case of Common Stock, any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case including limitations as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

         The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

         The Securities may be offered directly by the Company, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement or a term sheet describing the method and terms of the offering of such series of Securities.
                      _________________________________

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                     REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.
                      _________________________________

       THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
         OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION
                         TO THE CONTRARY IS UNLAWFUL.
                      _________________________________

                The date of this Prospectus is _______, 1995.

                             AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. In addition, the Common Stock is listed on the New York Stock Exchange, Inc. ("NYSE") and similar information about the Company can be inspected and copied at prescribed rates at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities being offered hereby. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                     ______________________________________

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission (File No. 1-7859) are incorporated in this Prospectus by reference and are made a part hereof:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended and restated under Form 10-K/A Amendment No. 1 filed September 28, 1995.

         2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

         3. The Company's Current Report on Form 8-K filed January 5, 1995 (date of event reported December 21, 1994), as amended by Form 8-K/A Amendment
No. 1 filed January 20, 1995 and Form 8-K/A Amendment No. 2 filed March 1, 1995.

         4. The description of the Company Common Stock contained in the Company's prospectus dated August 5, 1991 which constitutes a part of Registration Statement No. 33-41301 filed with the Commission.

         Each document filed subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein, in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

                    ________________________________________

         Upon written or oral request of any person to whom a Prospectus is delivered, the Company will provide, without charge, a copy of the documents which have been incorporated by reference in this Prospectus. Requests for such documents should be directed to Lee A. Harris, Senior Vice President and Secretary, IRT Property Company, 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, telephone (770) 955-4406.

                                  THE COMPANY

         The Company, founded in 1969, is a self-administered and self-managed equity REIT which invests primarily in neighborhood and community shopping centers which are located in the Southeastern United States and are anchored by supermarkets, drug stores and/or discount variety stores. As of June 30, 1995, the Company owned 83 shopping centers comprising approximately 8.7 million square feet of leasable space.

         The Company conducts its property management and leasing activities internally through its offices in Atlanta, Charlotte, Orlando, Fort Lauderdale and New Orleans. The Company believes that this approach promotes efficiencies in property maintenance, leasing, cost control and the identification of expansion and redevelopment opportunities. The Company is and has been an active redeveloper of properties and believes it can add significantly to operating results and values by a continued emphasis on property enhancement.

         The Company conducts its operations in order to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). The Company's principal executive offices are located at 200 Galleria Parkway, Suite 1400, Atlanta, Georgia 30339, and its telephone number is (770) 955-4406.

                                USE OF PROCEEDS

         Unless otherwise specified in the applicable Prospectus Supplement for any offering of Securities, the Company intends to use the net proceeds from the sale of Securities offered by the Company to repay debt (including repayments of amounts drawn on lines of credit), improve, expand or redevelop its properties, acquire or develop additional properties and for working
capital.   Pending use for the foregoing purposes, such proceeds may be invested in short-term, interest-bearing time or demand deposits with financial institutions, cash items or qualified government securities.

                                 CERTAIN RATIOS

         The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown:

                                             Years Ended                          Six Months Ended
                                             December 31,                             June 30,
                                  ----------------------------------------       -------------------
                                  1990       1991   1992     1993     1994       1994           1995
                                  ----       ----   ----     ----     ----       ----           ----
Ratio of Earnings to
Fixed Charges ..........          2.07x      1.78x  1.99x    2.20x    1.58x      1.30x          1.86x

         The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For these purposes, earnings consist of income
before extraordinary items plus fixed charges.   Fixed charges consist of
interest expense (including interest costs capitalized), amortization of debt costs and the portion of rent expense representing an interest factor.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

         The Senior Securities are to be issued under an indenture (the "Senior Indenture"), to be entered into between the Company and SunTrust Bank, Atlanta, as Trustee, and the Subordinated Securities are to be issued under an indenture (the "Subordinated Indenture"), also to be entered into between the Company and SunTrust Bank, Atlanta, as Trustee. The term "Trustee" as used herein shall refer to SunTrust Bank, Atlanta, or such other bank as the Company may appoint as trustee pursuant to the terms of the applicable Indenture, in its or their capacity as Trustee for the Senior Securities or the Subordinated Securities, as appropriate. The forms of the Senior Indenture and the Subordinated Indenture (being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture") are filed as exhibits to the Registration Statement. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"), and may be supplemented from time to time following execution. The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the provisions thereof and do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references below are to sections of the Indentures and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indentures.

         As of June 30, 1995, the Company had $84,905,000 aggregate principal amount of 7.3% Convertible Subordinated Debentures outstanding due in 2003. SunTrust Bank, Atlanta serves as the trustee under the indenture pursuant to which such convertible subordinated debentures were issued.

TERMS

         The Debt Securities will be direct, unsecured obligations of the Company. The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by the Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "Subordination."

         Each Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in, or pursuant to authority granted by, a resolution of the Board of Directors of the Company or as established in one or more indentures supplemental to such Indenture. Debt Securities may be issued with terms different from those of Debt Securities previously issued; all Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301 of each Indenture).

         Each Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608 of each Indenture). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Section 101 and Section 609 of each Indenture), and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

         Reference is made to the applicable Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including, but not limited to:

         (1) the title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

         (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

         (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Capital
                 Stock (as defined in the Indentures) or the method by which any such portion shall be determined;

         (4) if convertible, any applicable limitations on the ownership or transferability of the Common Stock into which such Debt Securities are convertible including such limitations in connection with the preservation of the Company's status as a REIT;

         (5) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

         (6) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

         (7) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates if any, for such interest payable on any Registered Security on any Interest Payment Dates, or the method by which such dates shall be determined, the Persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

         (8) the place or places where the principal of (and premium or Make-Whole Amount, if any) interest, if any, on and Additional Amounts, if any, payable in respect of such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

         (9) the period or periods within which, the price or prices (including premium or Make-Whole Amount, if any) at which, the currency or currencies, currency unit or units or composite currency or currencies in which and the other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company if the Company is to have such an option;

         (10) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the date or dates on which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

        (11) if other than United States dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         (12) whether the amount of payment of principal of (and premium or Make-Whole Amount, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units, composite currency or currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined;

         (13) whether the principal of (and premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on such Debt Securities are to be payable, at the election of the Company or a Holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be payable;

         (14) provisions, if any, granting special rights to the Holders of such Debt Securities upon the occurrence of such events as may be specified;

         (15) any addition to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the applicable Indenture;

         (16) whether such Debt Securities will be issued in certificated or book-entry form and terms and conditions relating thereto;

         (17) whether such Debt Securities will be in registered or bearer form and terms and conditions relating thereto, and if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof if other than $5,000;

         (18) the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable Indenture;

         (19) the terms, if any, upon which such Debt Securities may be convertible into Capital Stock of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

         (20) whether and under what circumstances the Company will pay Additional Amounts, if any, as contemplated in the applicable Indenture on such Debt Securities to any Holder who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of paying such Additional Amounts (and the terms of any such option); and

         (21) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301 of each Indenture).

         The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities") (Section 502 of each Indenture). Any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

         Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000 (Section 302 of each Indenture).

         Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest, if any, on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at 58 Edgewood Ave., Room 400, Atlanta, Georgia 30303 in the case of each of the Senior Securities and the Subordinated Securities, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register for such series or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 307 and 1002 of each Indenture).

         Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the applicable Trustee, notice whereof shall be mailed to each Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307 of each Indenture).

         Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange at the corporate trust office of the applicable Trustee referred to above. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of each Indenture). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002 of each Indenture).

         Neither the Company nor any Trustee shall be required to: (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing or publication of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; (iii) exchange any Bearer Security selected for redemption, except that such a Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305 of each Indenture).

MERGER, CONSOLIDATION OR SALE

         The Company may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation or trust or entity provided that: (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium or Make-Whole Amount, if any) and interest (including any Additional Amounts), if any, on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an officers' certificate and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803 of each Indenture).

CERTAIN COVENANTS

         Existence. Except as permitted under "Merger, Consolidation or Sale," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business (Section 1005 of each Indenture).

         Maintenance of Properties. The Company will cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing of their properties in the ordinary course of business (Section 1006 of each Indenture).

         Insurance.   The Company will keep, and will cause each of its
Subsidiaries to keep, all of its insurable properties insured against loss or damage in an amount at least equal to their then full insurable value with financially sound and acceptable insurance companies (Section 1007 of each Indenture).

         Payment of Taxes and Other Claims. The Company will pay or discharge, or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1008 of each Indenture).

         Provision of Financial Information. Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, the Company will, within 15 days of each of the respective dates by which the Company would have been required to file annual reports, quarterly reports and other documents with the Commission pursuant to such Section 13 and 15(d) if the Company were so subject, (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections, (ii) file with the applicable Trustee copies of the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections and (iii) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1009 of each Indenture).

         Waiver of Certain Covenants. The Company may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the Debt Securities of any series specified in Section 301 of the Indentures (except any such term, provision or condition which could not be amended without the consent of all Holders of Debt Securities of such series), if before or after the time for such compliance the Holders of at least a majority in principal amount of all outstanding Debt Securities of such series, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such convenant or condition except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Company and the duties of the Truestee in respect of any such term, provision or condition shall remain in full force and effect (Section 1012 of each Indenture).

         Additional Covenants. Any additional covenants with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

         Each Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest or Additional Amounts, if any, payable on any Debt Security of such series; (ii) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series at its Maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default under a bond, debenture, note or other evidence of indebtedness for money borrowed by the Company (or by any Subsidiary, the repayment of which the Company has guaranteed or for which the Company is directly responsible or liable as obligor or guarantor) having a principal amount outstanding in excess of $10,000,000, (other than indebtedness which is non-recourse to the Company or the Subsidiaries), whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled within 30 days after written notice to the Company as provided in the Indenture; (vi) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Company or any Subsidiary in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts fully covered by insurance) in excess of $10,000,000 for a period of 60 consecutive days; (vii) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or for all or substantially all of the property of either, and (viii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501 of each Indenture). The term "Significant Subsidiary" means each significant subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Company.

         If an Event of Default under an Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of and premium or Make-Whole Amount, if any, on all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest, and any Additional Amounts, on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (ii) all Events of Default, other than the nonpayment of accelerated principal (or a specified portion thereof and the premium or Make-Whole Amount, if any) or interest, with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502 of each Indenture). Each Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holders of each Outstanding Debt Security affected thereby (Section 513 of each Indenture).

         The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest or Additional Amounts, if any, on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601 of each Indenture).

         Each Indenture provides that no Holder of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507 of each Indenture). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest if any, on or Additional Amounts, if any, payable with respect to such Debt Securities at the respective due dates thereof (Section 508 of each Indenture).

         Subject to provisions in each Indenture relating to its duties in case of default, the Trustee is under an obligation to exercise any of its rights or powers under such Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602 of each Indenture). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under each Indenture, as the case may

be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512 of each Indenture).

         Within 120 days after the close of each fiscal year, the Company must deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1010 of each Indenture).

MODIFICATION OF THE INDENTURES

         Modification and amendment of an Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (i) change the Stated Maturity of the principal of (or Premium or Make-Whole Amount, if any), or any installment of principal of or interest or Additional Amounts, if any, payable on, any such Debt Security,
(ii) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount, payable on redemption of or any Additional Amount, if any, payable with respect to any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security, (iii) change the Place of Payment, or the coin or currency, for payment of principal of (and Premium or Make-Whole Amount, if any), or interest on, or any Additional Amounts payable with respect to, any such Debt Security, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (v) reduce the percentage of the Holders of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture, or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902 of each Indenture).

         The Holders of not less than a majority in principal amount of Outstanding Debt Securities issued under either Indenture have the right to waive compliance by the Company with certain covenants in such Indenture (Section 1012 of each Indenture).

         Modifications and amendments of an Indenture may be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under such Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to add, change or eliminate any provisions of an Indenture, provided that any such addition, change or elimination shall become effective only when there are no Outstanding Debt Securities of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Capital Stock of the Company; (viii) to provide for the acceptance or appointment of a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture; (x) to close an Indenture with respect to the authentication and delivery of additional series of Debt Securities or to qualify, or maintain qualification of, an Indenture under the TIA; or (xi) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901 of each Indenture).

SUBORDINATION

         Upon any distribution to creditors of the Company in a liquidation, dissolution, bankruptcy, insolvency or reorganization, the payment of the principal of and interest on the Subordinated Securities will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Company to make payment of the principal of and interest on the Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal or interest may be made on the Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default (Section 1603 of the Subordinated Indenture). The Company may resume payments on the Subordinated Securities when the default is cured or waived, or 120 days pass after the notice is given if the default is not the subject of judicial proceedings, if the subordination provisions of the Subordinated Indenture otherwise permit payment at that time (Section 1603 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, Holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of the Subordinated Securities.

         Senior Debt is defined in the Subordinated Indenture as the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the following indebtedness of the Company for money borrowed, whether any such indebtedness exists as of the date of the Subordinated Indenture or is created, incurred, assumed or guaranteed after such date:

        (1) any debt (i) for money borrowed, or (ii) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services, or (iii) which is a direct or indirect obligation which arises as a result of banker's acceptances or bank letters of credit issued to secure obligations of the Company, or to secure the payment of revenue bonds issued for the benefit of the Company, whether contingent or otherwise;

    (2) any debt of others described in the preceding clause (1) which the Company has guaranteed or for which it is otherwise liable;

    (3) the obligation of the Company as lessee under any lease of property which is reflected on the Company's balance sheet as a capitalized lease; and

    (4) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (1), (2), and (3);

provided, however, that, in computing the indebtedness of the Company, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof, there shall have been deposited with a depository in trust money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as it becomes due, and the amount so deposited shall not be included in any computation of the assets of the Company provided, further, that in computing the indebtedness of the Company hereunder, there shall be excluded (i) any such indebtedness, obligation or liability referred to in clauses (1) through (4) above as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities, or ranks pari passu with the Subordinated Securities, (ii) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated and (iii) the Subordinated Securities. (Section 101 of the Subordinated Indenture). At June 30, 1995, Senior Debt aggregated approximately $137.6 million. There are no restrictions in the Subordinated Indenture upon the creation of additional Senior Debt or other indebtedness.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

         Under each Indenture, the Company may discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest and any Additional Amounts payable to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 401 of each Indenture).

         Each Indenture provides that, if the provisions of Article Fourteen thereof are made applicable to the Debt Securities of or within any series pursuant to Section 301 of such Indenture, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (ii) to be released from its obligations with respect to such Debt Securities under Sections of each Indenture described under "Certain Covenants" or, if provided pursuant to Section 301 of each Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403 of each Indenture), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest and any Additional Amounts on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

         Such a trust may only be established if, among other things, the Company has delivered to the applicable Trustee an Opinion of Counsel (as specified in each Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax laws occurring after the date of such Indenture (Section 1404 of each Indenture).

         "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

         Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of either Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest and any Additional Amounts on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405 of each Indenture).

         "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency issued by the government of one or more countries other than the United States (other than the European Currency Unit ("ECU") or other currency unit) both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community,
(ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established (Section 101 of each Indenture). Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-

Whole Amount, if any) and interest and any Additional Amounts on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in United States dollars.

         In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default descried in clause (iv) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1009, inclusive, of either Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to a covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

         The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

         The terms and conditions, if any, upon which the Debt Securities are convertible into Capital Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Capital Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

BOOK ENTRY SYSTEM

         The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Securities") that will be deposited with, or on behalf of, a depository (the "Depository") identified in the Prospectus Supplement relating to such series. Global Securities, if any, issued in the United States are expected to be deposited with the Depository Trust Company, as Depository. Global Securities may be issued in fully registered form and may be issued in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities, if any, will be described in the applicable Prospectus Supplement relating to such series.


GOVERNING LAW

         The Indentures are governed by and shall be construed in accordance with the laws of the State of Georgia.

REDEMPTION OF SECURITIES

         The Indentures provide that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, for certain reasons including those intended to protect the Company's status as a REIT. Debt Securities may also be subject to optional or mandatory redemption on terms and conditions described in the applicable Prospectus Supplement.

         From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price.

                          DESCRIPTION OF COMMON STOCK

         This summary of certain terms and provisions of the Common Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the Company's Articles of Incorporation, as amended (the "Articles"), and By-laws, as amended, which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

         The Company is authorized to issue an aggregate of 75,000,000 shares of Common Stock. As of October 1, 1995, there were 25,652,281 shares of Common Stock outstanding held by approximately 4,000 shareholders of record. All outstanding shares of Common Stock are fully paid and nonassessable.

GENERAL

         Shareholders of the Company do not have preemptive rights. Shareholders of record are entitled to cast one vote for each share held on all matters presented for a vote of shareholders. Cumulative voting for the election of directors is not permitted. When a quorum is present at any meeting, the vote of the holders of a majority of the shares present, either in person or by proxy, shall decide any question properly brought before such meeting, except on matters where the Georgia Business Corporation Code requires the vote of the holders of a majority of all outstanding shares, such as amending the Articles.

         The Board of Directors may, in its discretion, cause to be distributed ratably among the shareholders such portion of the cash available from operations, net profits, capital surplus or assets as it may from time to time deem proper.

         Except as outlined below under "Restriction on Ownership/REIT Qualification, "the shares are freely transferable and there are no conversion, sinking fund, redemption or similar provisions regarding the shares.

RESTRICTION ON OWNERSHIP/REIT QUALIFICATION

         The Articles contain provisions restricting transfer of shares and authorizing the directors to call shares for purchase as appropriate to maintain the Company's qualification as a REIT under the Code. Among the requirements for REIT qualification, the Company must have at least 100 shareholders, and five or fewer individuals may not own directly or indirectly 50% or more of the outstanding shares. In addition, 95% of the Company's gross annual income must come from qualifying sources, including principally "rents from real property" with the Code specifically excluding from the definition of such term any rents received from any tenant which itself owns, or which is more than 10% owned by any individual who owns, more than 10% of the shares. The Articles authorize the directors to refuse to transfer shares and to call for the purchase of shares so as to prevent concentrations of ownership potentially disqualifying the Company as a REIT or potentially disqualifying income as "rents from real property." The Articles also void any purported transfer of shares which would result in ownership by less than 100 shareholders, or would result in five or fewer individuals directly or indirectly owning more than 50% of the Company, or would result in any tenant or 10% or more owner of a tenant owning more than 10% of the Company; and further provide that the purported transferee of any such shares shall be deemed never to have had an interest therein or alternatively shall be deemed to have acquired and to be holding such shares for and on behalf of the Company. Any call for purchase of any shares pursuant to the aforesaid provisions of the Articles would most likely be from one or more holders of significant blocks whose concentrated ownership is considered by the directors to threaten the Company's REIT status.

RIGHTS UPON LIQUIDATION

         In the event of liquidation of the Company, shareholders are entitled to share ratably in the assets available for distribution after payment of all liabilities.

TRANSFER AGENT AND REGISTRAR

         SunTrust Bank, Atlanta, Atlanta, Georgia, serves as the Company's Transfer Agent and Registrar. The Common Stock is listed on the NYSE (Symbol:
IRT).

                              PLAN OF DISTRIBUTION

         The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through designated agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

         The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions set forth in any Prospectus Supplement.

         In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

         Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. The Company may elect to list any series of Debt Securities on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

         Under agreements the Company may enter into, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

         If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                                    EXPERTS

         The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, as amended and restated on Form 10-K/A Amendment No. 1 filed September 28, 1995, have been audited by Arthur Andersen LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL OPINIONS

         The legality of the Securities offered hereby as well as certain federal income tax matters will be passed upon for the Company by Alston & Bird.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated expenses in connection with the offerings contemplated by this Registration Statement:

         SEC Registration Fee . . . . . . . . . . . . . . . . . . .                          $ 68,966
         National Association of Securities
          Dealers, Inc. . . . . . . . . . . . . . . . . . . . . . .                            20,000
         Blue Sky Fees and Expenses . . . . . . . . . . . . . . . .                            10,000
         Printing and Engraving Costs . . . . . . . . . . . . . . .                           100,000
         Accounting Fees and Expenses . . . . . . . . . . . . . . .                            50,000
         Legal Fees and Expenses. . . . . . . . . . . . . . . . . .                            50,000
         Trustee and Registrar Fees . . . . . . . . . . . . . . . .                            10,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . .                            11,034
                                                                                             --------
                 Total                                                                       $320,000
                                                                                             ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's By-Laws provide that the Company shall indemnify each director and officer of the Company for any liability and expenses incurred as a result of service in such a capacity, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Company.


ITEM 16. EXHIBITS         (Example)

         1.1     Form of Underwriting Agreement for Debt Securities.*
         1.2     Form of Underwriting Agreement for Common Stock.*
         4.1 Form of Indenture for Senior Debt Securities (Form of Senior Security included therein)(Previously filed).
         4.2 Form of Indenture for Subordinated Debt Securities (Form of Subordinated Security included therein)(Previously filed).
         3.1 Articles of Incorporation, as amended (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-3 [No.
                 33-65604] and incorporated herein by reference).
         3.2 By-Laws, as amended (filed as Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1995 and incorporated herein by reference).
         5. Opinion of Alston & Bird regarding legality of the Offered Securities.*
         12.     Statement regarding computation of ratios(Previously filed).
         23.1    Consent of Arthur Andersen LLP(Previously filed).
         23.2    Consent of Alston & Bird (included in opinion).*
         24. Power of Attorney (included on signature page of initial filing of Registration Statement.)
         25. Statement of Eligibility and Qualification of Trustee for the Debt Securities (SunTrust Bank, Atlanta) on Form T-1(Previously filed).
              --------
              * To be incorporated by reference in connection with the offering of Securities.


ITEM 17. UNDERTAKINGS

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
         Statement:

                                  (i)      To include any prospectus required
                          by Section 10(a)(3) of the Securities Act of 1933;


                                  (ii)     To reflect in the prospectus any
                          facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decreases in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.


                                  (iii)    To include any material information
                          with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable, In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d)     The undersigned registrant hereby undertakes that:

                 (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                 (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 7th day of November, 1995.


                                        IRT PROPERTY COMPANY
                                        --------------------
                                           (Registrant)


                                        By: /s/ Donald W. MacLeod
                                           ----------------------
                                           Donald W. MacLeod
                                           Chairman and Chief
                                           Executive Officer






         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



        Signature                                   Title                            Date
        ---------                                   -----                            ----
        *                         Chairman of the Board of                     November 7, 1995
----------------------------      Directors and Chief
Donald W. MacLeod                 Executive Officer (Principal
                                  Executive Officer)



        *                         President and Chief                          November 7, 1995
----------------------------      Operating Officer; Director
Thomas H. McAuley



        *                         Executive Vice President                     November 7, 1995
----------------------------      and Chief Financial Officer
Mary M. Thomas                    (Principal Financial and
                                  Accounting Officer); Director



         *                        Director                                     November 7, 1995
----------------------------
Homer B. Gibbs, Jr.



         *                        Director                                     November 7, 1995
----------------------------
Samuel W. Kendrick



         *                        Director                                     November 7, 1995
----------------------------
Bruce A. Morrice



         *                        Director                                     November 7, 1995
----------------------------
James H. Nobil



         *                        Director                                     November 7, 1995
----------------------------
Louis P. Wolfort

*  By: /s/ Mary M. Thomas                                                      November 7, 1995
      --------------------------
      Mary M. Thomas, pursuant
      to power of attorney as
      attorney-in fact and agent